EXHIBIT 3(b)

ARTICLE I

1.   STOCK CERTIFICATES AND UNCERTIFICATED SHARES. The shares of stock of the Company may be represented by certificates or may be uncertificated. Each holder of stock in the Company shall be entitled to have a certificate signed by, or in the name of the Company by, the Chairman of the Board, President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Company. Where any such certificate is countersigned by a transfer agent other than the Company or its employee, or by a registrar other than the Company or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the Company or upon surrender of the certificate representing such shares to the Company or its transfer agent.

The Board of Directors may direct uncertificated shares or, if requested by the registered owner, a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of uncertificated shares or a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed.

3.   TRANSFERS OF STOCK. Transfers of record of shares of the capital stock of the Company shall be made upon its books by the holders thereof, in person or by attorney duly authorized, and upon either the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by a properly endorsed stock power, or upon presentation of proper transfer instructions from the holder of record of uncertificated shares.

8.   REGULATIONS. Except to the extent that the exercise of such power shall be prohibited or circumscribed by these By-Laws, by the Certificate of Incorporation, or other certificate filed pursuant to law, or by statute, the Board of Directors shall have power to make such rules and regulations concerning the issuance, registration, transfer and cancellation of stock certificates and uncertificated shares as it shall deem appropriate.